                                                                                                                                                                                          Exhibit 99.1

CONTACT:                                                                                                                              Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION

ANNOUNCES BANKRUPTCY COURT APPROVAL OF A

SETTLEMENT AGREEMENT RELATED TO POSSIBLE DREAMS

Greenwich, CT — December 17, 2004 — Security Capital Corporation (AMEX: SCC) (the “Company”) announced today that, on December 13, 2004, the United States Bankruptcy Court for the District of Massachusetts, Eastern Division, approved a Settlement Agreement, dated as of October 29, 2004 (the “Settlement Agreement”), by and between Craig R. Jalbert, in his capacity as Liquidating Trustee (the “Trustee”) of Possible Dreams, Ltd. (“Possible Dreams”), and the Company.

In October 2003, Possible Dreams, an indirect 75%-owned subsidiary of the Company, filed for bankruptcy protection under Chapter 11 of Title 11 of the United States Code.  The Company has filed proofs of claim in the proceeding, but was also the subject of claims pursued on behalf of Possible Dreams by the Trustee.  All claims among the parties were resolved in the Settlement Agreement, which provided for a net payment by the Company to Possible Dreams of $422,879.99.

The Company has also agreed to pay an outstanding severance claim of an employee of Possible Dreams.  The Company has established a reserve of $97,500 for such severance claim.

As a result of this settlement, the Company will record a pre-tax gain of $1,516,000 in the fourth quarter from the reversal of amounts previously provided for in the financial statements relating to the Possible Dreams bankruptcy proceedings in excess of the settlement payment.

The Company does not expect any other material charges or expenditures arising from the Possible Dreams liquidation.

The Company ceased to include the operating results of Possible Dreams in its consolidated financial statements in October 2003 when Possible Dreams filed for bankruptcy protection.

The Company’s two reportable segments are employer cost containment and health services, and educational services.  The employer cost containment and health services segment consists of WC Holdings, Inc., which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith.  The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast and Southwest.  The Company’s discontinued operations consist of Pumpkin Masters Holdings, Inc. (“Pumpkin”) and Possible Dreams.  The Company sold all of Pumpkin’s assets in October 2004.

This filing contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation insurance in Ohio, California and the other states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and maintain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries, the Company’s ability to successfully complete its supplemental procedures and file its Form 10-Q for the quarter ended September 30, 2004, the Company’s ability to regain compliance with the AMEX’s continued listing standards and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.